Galena Biopharma Acquires Mills Pharmaceuticals, LLC

•	Acquisition adds GALE-401 (Anagrelide CR) to expand Galena’s product pipeline.

•	Phase 2 clinical trial expected to begin in mid-2014 with GALE-401 to treat Essential Thrombocythemia (ET), an orphan myeloproliferative disorder.

Portland, Oregon, January 13, 2014—Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today announced it has acquired Mills Pharmaceuticals, which has the worldwide rights to GALE-401 (Anagrelide CR), a patented, controlled release formulation of anagrelide. Galena expects to pursue the expedited 505(b)(2) regulatory pathway to seek approval of GALE-401 for the treatment of Essential Thrombocythemia (ET). The Company also believes GALE-401 meets the qualifications for orphan drug status. GALE-401 has an estimated peak market size of approximately $200 million in the U.S.

“This acquisition is an excellent fit for Galena’s focused business strategy, adding another novel product to our pipeline which strengthens the depth and breadth of our hematology-oncology portfolio,” said Mark J. Ahn, Ph.D., President and CEO of Galena Biopharma. “ET is a serious condition in which current agents often have very debilitating side effects. We believe GALE-401 can enhance the therapeutic index for ET patients—reducing the side effects of anagrelide while maintaining efficacy for these patients. With established guidance from the FDA on the development process, we are excited to initiate a Phase 2 study in mid-2014.”

Essential Thrombocythemia (ET) is an acquired disease of the bone marrow, characterized by highly elevated platelet counts, and is associated with vascular complications including increased risk of thrombosis and bleeding, and events such as heart attack and stroke. Anagrelide immediate release (IR) is currently one of two generic drugs approved to treat ET. However, a significant number of patients are unable to tolerate fully effective doses of anagrelide IR and either discontinue treatment or are reduced to a dose which is insufficient to achieve the target platelet level.

GALE-401 is expected to greatly decrease the adverse event rate relative to the approved product. The adverse events of IR anagrelide—nausea, diarrhea, abdominal pain, palpitations, tachycardia, headache—are tied to the peak concentration, or Cmax, and these side effects often limit dose escalation resulting in inadequate control of disease or discontinuation of therapy.

Existing data strongly suggest reducing the Cmax while maintaining the overall exposure to the drug, or AUC (area under the curve), reduces the rate of adverse events without compromising efficacy. GALE-401 significantly decreases the Cmax by up to 70% while preserving nearly 100% of the AUC.

This favorable pharmacokinetic profile for GALE-401 has been established in several Phase 1 studies enrolling an aggregate 86 healthy subjects. Across all studies, a dose dependent reduction in platelet count was observed, and importantly, the safety profile of GALE-401 was no different from placebo. It is anticipated that the dosing and tolerability advantages will potentially allow Galena to expand the market to treat younger and elderly patient populations with ET who are currently undertreated.

Based on a regulatory meeting with the U.S. Food and Drug Administration (FDA), Galena believes a 505(b)(2) regulatory filing is an acceptable paradigm for approval of GALE-401, with the reference drug Agrylin® (anagrelide; Shire Pharmaceuticals). The Phase 1 program has provided the desired PK/PD (pharmacokinetic/pharmacodynamic) profile to enable the Phase 2 initiation. The FDA has also indicated that only a single Phase 3 trial is required for approval.

“Many physicians are not satisfied with currently available treatments for ET due to the fact that they cannot effectively lower and maintain platelet levels in many of their patients without unmanageable side effects.  GALE-401 (Anagrelide CR) is designed to deliver anagrelide with controlled release over a longer period of time to take advantage of the known benefits of the drug, while reducing the adverse events to offer a better treatment option for patients,” said Srdan Verstovsek, MD, PhD, Chief, Section for Myeloproliferative Neoplasms (MPNs), Department of Leukemia, Director, Clinical Research Center for MPNs, The University of Texas MD Anderson Cancer Center.

Under the terms of the agreement, Galena paid an up-front payment to Mills Pharmaceuticals’ owners. Additionally, Mills Pharmaceuticals owners are eligible to receive one-time payments of up to 4,000,000 shares with the achievement of specified regulatory milestones. The owners of Mills Pharmaceuticals are also eligible to receive $3 million upon FDA approval of a new drug application in respect to GALE-401. GALE-401 possesses a broad patent portfolio and provides intellectual property protection through at least 2029. Mills Pharmaceuticals is affiliated with Aceras Partners. Roth Capital Partners acted as financial advisor to Galena in this transaction.

About GALE-401 (Anagrelide CR)

GALE-401 (Anagrelide CR) contains the active ingredient anagrelide, an FDA-approved product, which has been in use since the late 1990s for the treatment of Essential Thrombocythemia (ET). GALE-401 is a reformulated, controlled release version of anagrelide that is currently only given as an immediate release (IR) version. Phase 1 studies have shown the drug to be effective at lowering platelet levels while reducing side effects that prevent patients from taking their therapy regularly.

Adverse events such as nausea, diarrhea, abdominal pain, palpitations, tachycardia, and headache with anagrelide IR are dose and plasma concentration dependent. Therefore, reducing the maximum concentration (Cmax) is expected to reduce the side effects, but preserve efficacy. GALE-401 has been shown to significantly reduce the Cmax while preserving nearly 100% of the Area Under the Curve (AUC), or the total amount of drug absorbed by the body. Thus, GALE-401 is reducing the peak plasma exposure to lessen the adverse events while maintaining effective therapeutic levels for platelet inhibition.

About Essential Thrombocythemia

Essential Thrombocythemia (ET) is an acquired disease of the bone marrow, characterized by highly elevated platelet counts, and is associated with vascular complications including increased risk of thrombosis and bleeding events such as heart attack and stroke. Galena believes ET meets the qualifications of an orphan drug with prevalence in the U.S. of approximately 80,000-100,000 and an annual incidence rate of about 8,000 new diagnoses each year, with similar rates in Europe. Initially, many patients are asymptomatic so the disease goes undiagnosed, but with increased standard blood testing, the diagnoses are increasing as well. Only about 75% of diagnosed patients currently receive therapeutic treatment.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information visit www.galenabiopharma.com.

About Aceras Partners

Aceras Partners is a unique healthcare focused investment firm that specializes in funding the development of novel medical innovations by collaborating with pharmaceutical companies, biotechnology companies, and research centers from around the world. Aceras brings together strong industry expertise and dedicated capital to offer partnership opportunities and flexible investment structures to public and private healthcare companies. For more information visit www.acerasbio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the planned development of GALE-401, or ANA-CR, including the expected timing of clinical trials, the expected regulatory pathway for approval of GALE-401, the market potential of GALE-401, the expected therapeutic benefits of GALE-401, as well as statements about our expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda
Vice President, Marketing & Communications
(503) 405-8258
rbernarda@galenabiopharma.com

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